Exhibit 5.1

April 16, 2021 Sempra Energy 488 8th Avenue San Diego, California 92101

Ladies and Gentlemen:

We have acted as California counsel to Sempra Energy, a corporation organized under the laws of California (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (File No. 333-252030) filed on January 12, 2021 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 13,993,739 shares of the Company’s common stock, no par value (the “Common Stock”) to be offered in exchange for each issued and outstanding ordinary, nominative share, of a single-series, no par value (the “Ordinary Shares”) of Infraestructura Energética Nova, S.A.B. de C.V. (“IEnova”), a Mexican public stock corporation, other than such Ordinary Shares owned directly or indirectly by the Company, at an exchange ratio equal to 0.0313 shares of Common Stock for each Ordinary Share.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In our capacity as such counsel, we are familiar with the actions taken and proposed to be taken by the Company in connection with the registration and issuance of the Common Stock, each as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such actions have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	a copy of the amended and restated articles of incorporation of the Company, certified by the Secretary of State of the State of California on March 11, 2021;

(c)	a copy of the By-Laws of the Company as in effect on the date hereof, certified by the Secretary of the Company;

(d)

a copy of Resolutions of the Board of Directors of the Company adopted on November 3, 2020 and January 9, 2021 and of the Transaction, Pricing and Capital Recycling Committee of the Board of Directors of the Company adopted on April 10, 2021, certified by the Secretary of the Company; and

(e)

a copy of (A) an Entity Status Letter of the Franchise Tax Board of the State of California dated March 4, 2021, certifying the active good standing of the Company under the laws of the State of California and (B) a certificate of the California Secretary of State dated March 4, 2021, certifying the good standing of the Company under the laws of the State of California (collectively, the “California Good Standing Certificates”).

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to and in the manner contemplated in the Registration Statement will be, upon issuance, duly authorized and, when the shares of Common Stock have been delivered by the Company upon the terms and conditions set forth in the Registration Statement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to questions arising under the Corporations Code of the State of California. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution and validity of the Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Stock appearing under the caption “Legal Information—Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

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